                                 EXHIBIT 21.1


         Subsidiaries of Valassis Communications, Inc.

         VCI Enterprises, Inc.
         Valassis International, Inc.
         Promotion Watch, Inc.
         VCI Electronic Commerce, Inc.
         Valassis Retail Connection, Inc.
         VCI Direct Mail, Inc.
         Valassis Data Management, Inc.
         Valassis Private Delivery, Inc.
         VCI Account Specific Marketing, Inc.